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                                                                   EXHIBIT 21.01



                                  SUBSIDIARIES

Cisco Systems Canada Limited
Cisco Systems Europe, S.A.R.L. (France)
Cisco Systems Import/Export Corporation (U.S. Virgin Islands)
Cisco Systems Belgium, S.A.
Cisco Systems Limited (U.K.)
Cisco Systems Australia PTY. Limited
Nihon Cisco Systems, K.K. (Japan)
Cisco Systems de Mexico, S.A. de C.V.
Cisco Systems New Zealand Limited
Cisco Systems (HK) Limited (Hong Kong)
Cisco Systems GmbH (Germany)
Cisco Systems (Italy) Srl
Cisco Systems GesmbH (Austria)
Cisco do Brasil Ltda. (Brazil)
Cisco Systems (Korea) Ltd.
VZ, Cisco Systems, C.A. (Venezuela)
Cisco Systems South Africa (Pty) Ltd.
Cisco Systems Sweden Aktiebolag
Cisco Systems (Switzerland) AG
Cisco Systems Netherlands, B.V.
Cisco Systems International Netherlands, B.V.
Cisco Systems Czech Republic, s.r.o.
Cisco Systems Spain, S.L.
Cisco Systems Argentina S.A.
Cisco Systems Chile, S.A.
Cisco Sistemas de Redes S.A., (Costa Rica)
Cisco Systems Malaysia, Sdn. Bhd.
Cisco Systems (USA) Pte. Ltd., Singapore
Cisco Systems Thailand, Ltd.
Cisco Systems Peru, S.A.
Cisco Systems Greece, S.A.
Cisco Systems Poland, Sp.zo.o
Cisco Systems Israel, Ltd.
Cisco Systems Internetworking Iletsim Hizmetlieri Ltd.Sirketi
             (Turkey)
Cisco Systems (India), Ltd. (DE,USA)
Cisco Systems Capital Corp. (USA)
Cisco Systems (Taiwan),Ltd.
Cisco Systems (Colombia), Ltda
Cisco Technology, Inc.
Cisco Systems Sales & Service, Inc.
Skystone Systems Company (Canada)
Telebit, Corporation (CA,USA)
Cisco Systems Danmark AS
Cisco Systems Norway AS
Cisco Systems Hungary, Ltd.
Cisco Systems Management B.V.
Cisco Systems (Puerto Rico) Corp.
Cisco Systems Finland Oy
Cisco Systems (China) Networking Technologies Ltd.
Cisco Systems Romania SRL
Cisco Systems Croatia Ltd. for Trade
Cisco Systems Slovakia, spol. sr.o



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